As filed with the Securities and Exchange Commission on October 11, 2005. Registration No. 333-122105
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 2)

                            ------------------------

                                 MEDIVISOR, INC.
                 (Name of Small Business Issuer in its Charter)

           Delaware                               8090                       80-0031924
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
Incorporation or organization)        Classification Code Number)        Identification No.)

                              326 Walt Whitman Road
                       Huntington Station, New York 11746
                                 (631) 549-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Candido Luzzi, CEO
                              326 Walt Whitman Road
                       Huntington Station, New York 11746
                                 (631) 549-7100
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, Esq.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

================================================================================

                                          Proposed          Proposed               Amount
Title                    Amount           Maximum           Maximum                of
Of Securities            to be            Offering Price    Aggregate              Registration
To be Registered         Registered       Per Share         Offering Price (1)     Fee (1)
----------------         ----------       ---------         ------------------     -------
Common Stock,(1)         5,616,000        $1.25             $7,020,000             $826.26 (2)(3)
Par value $.001
Per share

Common Stock,(1)         1,500,000        $1.25             $1,875,000             $220.69 (2)
Par value $.001
Per share

Common Stock,(1)         1,000,000        $1.25             $1,250,000             $147.13 (2)
Par value $.001
Per share

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
(2)   Fee paid at time of filing of initial Registration of Form SB-2.
(3)   Additional fee of 30.91 paid at time of filing of Amendment No.1

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

- 25 - The information in this prospectus is not complete and may be changed. The selling stockholders and the Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Preliminary Prospectus Subject to Completion dated October 11, 2005

                                 Medivisor, Inc.
                        8,116,000 shares of common stock

Total represents 8,116,000 shares of common stock of the registrant. Of this amount, 1,000,000 shares represent shares underlying certain warrants issued by the Company and to be resold by the holders of the warrants, 1,500,000 shares are to be issued and sold directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the offering and 5,616,000 shares are being offered by the current shareholders of the Company, including the Officers and Directors and investors who purchased the shares pursuant to a private placement of the Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. The Company has paid and intends to pay all expenses associated with this offering.

The Company is conducting a "best efforts" offering. There is no minimum amount required to be sold pursuant to this offering. This means we will use our best efforts to sell the shares, but are not required to meet a minimum amount to be sold. The offering will end on or before six months from the effectiveness of this Registration Statement.

The Offering is being done directly by the Company and there is no underwriter and no commissions or discounts or proceeds will be paid to anyone other than the Company. There is no minimum amount the Company is required to sell under this offering and there is to be no escrow of funds for any shares sold by the Company. There is no minimum amount that must be purchased by any investor of the shares being offered by the Company. The funds will not be subject to any escrow, and any shares purchased will result in he Company receiving all of the funds immediately.

No market currently exists for our shares. The price reflected in this Prospectus of $1.25 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade, if any.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on Page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary ..................................................................     4
The Offering .............................................................     5
Summary Financial Information ............................................     5
Risk Factors .............................................................     6
Use of Proceeds ..........................................................     9
Determination of Offering Price ..........................................     9
Dividends ................................................................    10
Management's Discussion and Analysis or Plan of Operation ................    10
Business .................................................................    12
Description of Property ..................................................    20
Management ...............................................................    21
Executive Compensation ...................................................    22
Certain Relationships and Related Transactions ...........................    23
Principal Stockholders ...................................................    24
Dilution .................................................................    25
Offering by Selling Shareholders .........................................    26
Description of Securities ................................................    28
Plan of Distribution .....................................................    29
Legal Proceedings ........................................................    30
Where You Can Find More Information ......................................    31
Transfer Agent ...........................................................    32
Interest of Named Experts and Counsel ....................................    32
Legal Matters ............................................................    32
Experts ..................................................................    32
Financial Statements .....................................................    33
Prospectus ...............................................................    50
Indemnification of Directors and Officers ................................    51
Delaware Business Combination Provisions .................................    51
Common Stock Purchase Warrant ............................................    57
Letter of Opinion from Counsel ...........................................    66
Exhibits .................................................................    68
Consent of Independent Auditors ..........................................    82

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

About our company

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

Medivisor is a medical communications company dedicated to providing concise and timely medical information to healthcare industry professionals. Medivisor designs and presents interactive, informational, video and high tech animated graphic presentations for the medical industry to view at Medivisor's interactive website, always at a time and place chosen by the healthcare professional. Additionally, advanced technology is utilized to create a variety of educational and informational formats with immediate tracking capabilities.

We operate two websites: www.medivisor.com and www.statdose.com.

Medivisor positions itself as a medical communications company creating a distinctive competency in the online environment. In the opinion of the Company, the majority of current companies that support clinical education and information on the Internet are exclusively servicing the pharmaceutical industry. Medivisor takes the position that all information is important to treatment, financial health, and overall well-being of health enterprise success. Therefore, Medivisor extends their services to include all medical vendors that are interested in educating and promoting products/services to healthcare professionals.

From March 2004 until April 30, 2005, Medivisor, Inc. sold 521,000 shares to private investors for $1.00 per share.

How our company is organized

We were incorporated in the State of Delaware on January 15, 2002. On December 17, 2004, we amended the Certificate of Incorporation to increase the authorized number of shares of common stock to 20,000,000 and authorize 5,000,000 shares of preferred stock, par value $.001. Prior to its incorporation, the corporation had no prior operating history in marketing, sales or any other business.

The Board of Directors of Medivisor, Inc. has elected to have a fiscal year end as of December 31.

Where you can find us

We are located at 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is 631.549.7100.

THE OFFERING

Shares offered in this offering                            8,116,000 shares
      by the Selling Shareholders:                         5,616,000 shares
      Underlying Warrants                                  1,000,000 shares
      To be sold by Company                                1,500,000 shares
Shares Outstanding as of April 30, 2005:                   5,616,000 shares
      Not including shares underlying the warrants and shares to be sold by the Company Shares Outstanding, Assuming Exercise of All Outstanding
      Warrants, and sale of all shares being offered
      Pursuant to this Registration Statement:             8,116,000 shares

Use of Proceeds - Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc., will receive the proceeds of the 1,000,000 shares which represent shares underlying certain warrants previously issued by the Company, and the 1,500,000 shares to be sold in the future directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

Our Trading Symbol - The Common Stock of Medivisor, Inc. does not have a trading symbol at this time.

SUMMARY FINANCIAL INFORMATION

                                              Year Ended          Year Ended
                                          December 31, 2003   December 31, 2004
                                          -----------------   -----------------

Balance Sheet Data:
Total Assets                                    $    23,120         $   126,709
Total Liabilities                                   151,406             181,579
Total Stockholders' Deficit                        (128,286)            (54,870)

                                              Year Ended          Year Ended
                                          December 31, 2003   December 31, 2004
                                          -----------------   -----------------
Statement of Operations:
Revenues                                        $    15,310         $    15,310
Expenses                                             64,602             231,144
Net Loss                                            (42,102)           (215,834)
Basic and Diluted Loss Per Share                      (0.01)              (0.04)
Weighted Average Number of                        5,035,467           5,175,447
Shares Outstanding

RISK FACTORS

      An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the material risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing. We have discussed all Material Risk Factors as follows:

Risk Factors Related to Medivisor, Inc.'s Operations:

We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.

Through December 31, 2004, we have generated limited revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. The Company has some cash remaining from a recent private sale of securities, and has a very limited ability to pay for any additional expenses after the cash on hand is exhausted. Therefore, if the Company fails to obtain any orders for its services or if the Company cannot arrange alternative financing, it will be difficult to continue operations. It may result in causing the Company to cease all operations. If this happens, your shares will have little or no value

Our business and marketing plans may not generate enough sales to make our Company viable.

We are investing time and resources in a website and email delivery system to deliver information from drug companies to medical providers that might not materialize into commercial viability. As a result, we might incur substantially more expenses than revenue and might not have enough resources to fund growth that may be commercially viable. If we are not able to successfully initiate our marketing program, we may not be able to generate enough sales to our vendors or through our web site and become a viable company. If we are not able to generate enough sales and marketing, we may not be able to continue to operate, due to the fact that all, or almost all, of our revenues are driven by sale of our delivery method of information and of our product via the internet to those medical professionals that have agreed to receive the information we send. If we are not able to attract the providers of this information, we will not have any sales

Risks Related to Offering

Our management is relatively inexperienced in operating a public company, which may cause our Company to be required to seek professional management.

Our management has little or no experience running a public company. Therefore the demands and responsibilities of conducting business as a publicly traded company may overwhelm current management. This may cause the Company to have to seek, employ and bare the substantial cost of personnel experienced in managing the compliance requirements and related activities of a public company. This could increase our expenses substantially.

Our management has no experience in operating a company in the business field contemplated, which may which may cause our Company to be required to seek professional management.

Our management has no experience running a company in the direct business of the Company. This may lead to difficulties in the successful execution of our business plan. This may cause the Company to have to seek, employ and bare the substantial cost of experienced management. A result of this would be to increase our expenses.

All of the outstanding shares of the Company are being registered in this Offering, which could cause the share price to decrease.

Since all of the issued and outstanding shares of the Company, totaling 8,116,000, are being registered pursuant to this offering. There is the likelihood that most, if not all, the shareholders may sell all the shares. In this event, it would increase the volatility of the stock price, if all the shares were placed up for sale in a short period of time.

The Shares of Our Chairman and President Candido Luzzi are being registered in the Offering and while it is the intention of Management to remain with the Company, even if all shares of common stock are sold, but there can me no guaranty that they will remain.

The shares of common stock of our Chairman and President Candido Luzzi are being registered in the Offering. If he were to sell all of his shares, he would no longer have any control or vote in the management of the Company. This might cause him to lose his position with the Company. Furthermore, since all of the issued and outstanding shares of the Company, including those of Management, are being registered pursuant to this offering; there is the possibility that some, if not all, the management may sell their shares in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company. In the event that management sells all of their shares, it is the intention of management to remain with the Company. However there is no assurance that current management will remain with the Company.

We may have extreme revenue fluctuations, up and down, depending on the demand for our services, which would cause changes in cash flow, some of which could be significant.

Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our services, new service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter. If our revenues fluctuate too widely, we may not be able to pay all of our expenses in a timely manner, which may cause us to lose the ability to maintain our websites and prevent us from delivering our material to medical professionals.

Changes in technology and Internet software may make it difficult for us to adapt our methods of marketing and compete with better-funded competitors.

We are developing our own commerce-based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new services and enhancements. Our success depends upon our ability to maintain and enhance the performance, content and reliability of our services in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new services that we introduce will gain acceptance in the marketplace. If we are not successful or if our services are not accepted, we could lose potential customers to our competitors and the business might fail.

Management beneficially owns approximately 43.2% of our common stock and their interest could conflict with yours.

Our directors, executive officers and other founders beneficially own approximately 43.2% of our outstanding common stock assuming all warrants are exercised. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of other shareholders.

Future sales of common stock by our existing shareholders could adversely affect our stock price by increasing the number of shares that can be re-sold in the market.

As of April 30, 2005, Medivisor, Inc. has 5,616,000 outstanding shares of Common Stock, not assuming the exercise of all the warrants and sale of the stock directly by the Company in this offering. All 5,616,000 are being registered with this offering. Of this amount, 5,095,000 belong to shareholders subject to Rule 144, and are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a materially negative effect on the market price of our Common Stock. This problem would be exacerbated if we continue to issue Common Stock in exchange for services.

We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.

As of April 30, 2005, we had 5,616,000 outstanding shares of Common Stock, not assuming the exercise of all the warrants and sale of the stock directly by the Company in this offering, all of which are included in this registration statement. Subsequent to the effective date of this offering, we may need to raise additional capital, which would then result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a later registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock. If all of the shares offered by the Company are sold under this offering, the current shareholders, and those shareholders that purchase shares hereunder will suffer dilution to the extent that an additional 1,500,000 shares will be issued and outstanding of the Company, and if all warrants are exercised, additional dilution will occur.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.

We are not presently, nor is it likely that for the foreseeable future we will be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the NASDAQ application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

We require additional funds to achieve our current business strategy, which we may not be able to obtain.

We will need to raise additional funds through public or private debt or sale of equity to develop and implement our marketing program and maintain our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets, or cease operations, any of which could put your investment dollars at significant risk.

This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Medivisor, Inc.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the proceeding risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the foregoing risk factors should be considered carefully in evaluating Medivisor, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

USE OF PROCEEDS

Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc. will receive the proceeds of the 1,000,000 shares representing shares underlying certain warrants previously issued by the Company, and the 1,500,000 shares to be sold directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional shares will be sold or that the warrants will be exercised.

It is anticipated that the proceeds from the sale of the 1,000,000 shares representing shares underlying certain warrants previously issued by the Company, and the 1,500,000 shares to be sold directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company, if any, would be used for the expansion of the operations of the Company. The expansion would entail the hiring of additional sales and marketing staff and support personnel.

Total Amount Raised:                                 $1,875,000
Proceeds would be spent on developing the Internet Division (75%) and the Ipod Radio Division (25%) as follows:

Advertising and promotion                               250,000
Sales salaries and commissions                          600,000
Officers' Salaries                                      530,000
Professional Fees (legal, audit, accounting)            100,000
Rent - office and equipment                              40,000
Insurance                                                50,000
Office and administrative staff                           5,000
Other general and administrative costs                   70,000
General working capital                                 100,000

If less than the total amount stated above was raised by the Company, the percentages set froth for development would remain the same, however, the actual amounts spend would have to be reduced accordingly.

If the outstanding warrants are exercised, Medivisor, Inc. would receive an additional $1,250,000 This would enable the Company to accelerate the plans for the Radio division and would be allocated principally as follows:

Programming staff salaries                              800,000
Programming studio and equipment                        150,000
Marketing and Promotion                                 300,000

DETERMINATION OF OFFERING PRICE

Before this offering, there has been no public market for the shares of our common stock. Accordingly, the price of the common shares stated in this prospectus, $1.25, was determined by an arbitrary process based upon our internal, subjective evaluation. Among the factors considered in determining the initial estimated price of the common shares were:

      1.    Our history and our prospects;
      2.    The industry in which we operate;
      3.    The status and development prospects for our proposed services;
      4.    Our past and present operating results;
      5.    The previous experience of our executive officers; and
      6. The general condition of the securities markets at the time of this offering.

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.

      Number of Holders - As of October 11, 2005, there were approximately 38 record holders of common stock and/or warrants.

DIVIDENDS

      We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

      As of April 30, 2005, we have raised in cash proceeds of $521,000 from our private offering. The following represents how the proceeds were expended:

      From inception, we already spent from the total of $521,000 raised from the private sale of shares of Medivisor, Inc., as follows:

      (i)   consulting fees

Name                   Employment Dates             Fee        Responsibilities
Vincent Butta          July 15th, 2004 - June 30,   $110,000   Provided leads in the Pharamceutical industry and BioTech companies
                       2005
                                                               Represented Medivisor, the company for possible medical related acquisitions
Dr. Wayne Wertheim     October 1, 2004              $10,000    Provided medical expertise
David Kary             October 1, 2004              $4,400     Provided Internet Technology expertise
Robert Rosenblatt      October 1, 2004              $1,500     Provided leads in the Pharamceutical industry and BioTech companies
                                                               Formally introduced Medivisor CEO to the President of Pfizer Europe.
Mottola & Associates   October 2004 - March 31,     $25,300    Provided accounting and financial advisory services
                       2005

      (ii)  $11,500 for Internet and computer related expenses
      (iii) $46,000 for professional fees related to Accounting, Auditing and Legal Fees, not contained in any other item
      (iv)  $20,000 for rent
      (v)   $193,500 for other corporate expenses, and
      (vi) the balance of $ 100,016.84 was left for future operations and expenses

We have no material commitments fro capital expenditures planed for the future.

      The Company expects it has enough cash resources and revenue to cover expenses for the foreseeable future, i.e., through the first quarter of 2005 or beyond. As of June 30, 2005, we had approximately $28,911.04 in cash on hand. However, without increased revenues or additional capital, it is extremely likely that our marketing plan will not be able to be executed.

      We expect to add between five and twenty employees or sales representatives. These new employees and sales representatives will be hired to contact pharmaceutical companies, to operate as technical staff for our Statdose product and/or general office staff, depending on how many pharmaceutical companies sign up for our services.

      During the last fiscal year, the Company's financial position was dependent upon funds raised by the private placement, and loans provided by our CEO. Recently, we have begun to generate revenue from our operations. We anticipate that operations will begin to generate revenue over the next few fiscal quarters, as we fulfill the orders for our services from the pharmaceutical companies.

      Most of our losses to date are comprised of professional fees, administrative expenses and other startup costs related to the commencement of operations. We have only recently begun to generate revenues from our principal business.

      During the next fiscal year, we anticipate that revenues will increase through additional agreements and orders for our informational services from various pharmaceutical companies, and the completion of those already ordered. However, there is no certainty that we will receive additional requests for our services from these companies. The medical information business is varied and has many different companies and delivery methods. We believe we have a method that will be in demand, but can offer no assurances that the pharmaceutical companies will use our services.

      As included in the statement of operations, the consulting fees reflects consultants hired to develop business in connection within the company in the pharmaceutical and biotech industry, which so far, lead to the contract with Pfizer as well as supervising advisory services provided by Anthony J. Mottola. The company also participated at a Pharmaceutical convention in Philadelphia, and followed up with meetings in Florida and Italy with marketing managers of the Pharmaceutical industry as well as meetings with investors in Italy.

      The key trend is the continued need for major pharmaceutical companies to find unique and alternative ways to communicate with Doctors. This combined with the continued validation of using the internet to access doctors, physicians, etc. are trend that likely will have a positive impact on Medivisor. With respect to our Internal and external sources of liquidity; currently, the company has sustained operations through both receivables from business generated and from the CEO infusing cash when needed. The company has taken steps to minimize its overhead and use of funds by streamlining its internal needs and eliminating three costly positions that will now be outsourced when needed.

      Over the next twelve months, the only material commitments for capital expenditures and the expected sources of funds for such expenditures are related to our utilizing our access to large Pharmaceutical companies, and some company stock, to incentivise technology supplier to complete development of several new interactive technologies that the company is currently marketing.

      One trend that has recently generated three contracts is the use of e-detailing to promote products, medical devices, and useful items needed by doctors. We have successfully generated leads for companies selling face creams, newly designed pill bottles. This is reasonably expected to have a material impact on the net sales or revenues or income from continuing operations.

      The causes for any material changes from period to period in one or more line items of the small business issuer's financial statements; and in the event that the internet business goes down which is unlikely. See financial statements.

      There are no seasonal aspects that had a material effect on the financial condition or results of operation.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

SALES OPPORTUNITIES


      The primary reasons why medical vendors and pharmaceutical companies desire access to medical professionals is to have the physician/staff use their service/product or refer patients to use their service/product. The typical method used by pharmaceutical companies to communicate their message and make a sale is by utilizing sales representatives that meet with Physicians and decision makers in order to influence their buying behavior. These decision makers are becoming more and more pressed for time and this combined with the recent (February 2004) new Pharmaceutical Research and Manufacturers of America ("PhARMA") guidelines has created opportunity for other forms of communication to evolve in order to reach these decision makers. The PhARMA guidelines deal with preferred practices and conduct within the Pharmaceutical Industry. The guidelines that specifically relate to the Company involve sales representatives and their relationships with Doctors. PhARMA guidelines provide a guide of preferred practices, procedures and conduct with in the pharmaceutical industry. The recent PhARMA guidelines have impacted the traditional sales reps ability to entertain (strict spending limits) and have minimized the use of gifts, honorariums, and perks frequently used to gain time and access to these decision makers.

      This has created a very competitive atmosphere for the sales reps to gain access to the physicians and decision makers. Most Pharmaceutical companies have increased the number of sales reps as well and this has created a need for services like e-detailing to help open the door and gain quality meetings.

      The e-detail is an Internet based communication message that is sent to decision makers via email and/or on our web site that provides information about product and attempts to influence the decision maker to seek more information and/or ask to see a sales rep.

      Medivisor has developed on-line informational presentations and e-detail presentations for pharmaceutical companies and medical vendors interested in seeking the attention of healthcare industry professionals and decision makers. The five major areas of the target market are:

      o     Pharmaceutical companies
      o     Health care organizations
      o     Medical suppliers and distributors
      o     Professional services, e.g. attorneys, accountant, Insurance
      o     Medical educational services

BUSINESS OF THE COMPANY - PRINCIPAL PRODUCTS AND SERVICES

      Medivisor is a medical communications company dedicated to providing concise and timely medical information to healthcare industry professionals via the internet. Medivisor designs and presents interactive, informational, video and high tech animated graphic presentations for medical industry to view at Medivisor's interactive website, always at a time and place chosen by the healthcare professional.

Strategies: Medivisor will seek to meet the growing need to inform medical professionals on advances in medicine and changes within the industry by providing a single location to access information, education, tools, and resources locally and abroad.

      The company will complement industries such as:

      o Pharmaceutical companies educating physicians on existing uses for mature drugs and devices, new drugs and new devices.
      o Businesses that rely on referrals, consumption and information from physicians.
      o     Regulatory training mandates and updates.
      o Continued medical education (CME) courses and business education designed for medical professionals.
      o     Medical association conferences and seminars.

      This approach encourages vendor companies to complement existing marketing strategies designed to interface with physicians without impacting on patient care or interfering with daily office operations, as commonly occurs now.

      Many of current companies that support clinical education and information on the Internet are exclusively servicing the pharmaceutical industry. Medivisor takes the position that all information is important to treatment, financial health, and overall well-being of health enterprise success. Therefore Medivisor extends their services to include all medical vendors that are interested in educating and promoting products/services to healthcare professionals.

      Medivisor's offices are located at: 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is (631) 549-7100.

BUSINESS

      We developed a program for Pfizer, Inc., the work is being performed pursuant to a "Statement of Work, dated January 25, 2005. The project will involve a preliminary pilot program to be followed (provisionally) by two additional similar programs. The brands to be covered are Camptosar, Aromasin and Ellence.

      We have today two websites, www.medivisor.com and www.statdose.com. Statedose.com communicates new services and other medically relevant information and reaches our target audience of Physicians/decision makers. Medivisor.com communicates with our customers (medical companies, pharmaceutical companies etc.). Our web hosting company, Outasites Inc, provides us access and linkage to www.docguide.com. We do not have any formal affiliation with this www.docguide.com.

      Our strategy is to market directly to the Physicians new and current drugs, as well as medical products, devises and services. This is done by delivering information via email that consists of a presentation using either a written document or a short video or both. It is essentially a paid advertisement from our customer. We used National Physicians Data Services: The Little Blue Book http://www.thelittlebluebook.com/, to obtain a list of physician's email addresses

      We utilize the concept of E-Detailing, which enables physicians to read about what is available in today's world for the benefit of their patients and relevant information related to that product. Physicians have limited time to get this information via the traditional methods of in person visits by sales reps and need a vehicle that provides this information based on physicians' changing schedules and time constraints. The Pharmaceutical industry needs communications that help increase prescription volume and boost sales for primary and secondary brands. The industry will pay us for each project we will deliver to the medical professionals that have signed up with us.

      Industry research from Forester Research, Inc.(1) (asking "why do you participate in e-details?") indicates that Physicians are willing to be contacted via the Internet in the following way:

                  Outside office hours  72%
                  Within office hours   28%
                  Weekends              34%
                  Before 8 a.m.         4%
                  After 5p.m.           34%

         We deliver immediate demographic and sales information and most important we provide access to the physician through unique and creative communications such as the E- Quiz challenge. It is to be used as a more creative and compelling way to hold the Doctor's attention and elicit feedback in a creative and interactive way. The E-quiz challenge is a totally medical relevant quiz e- emailed to Physicians and decision makers, in a form of a picture with a question. The decision makers that decide to respond will view a one-minute presentation sponsored by our clients. At the end we compile a database of responses, which we provide to the clients, giving them a better understanding of when and how they should contact the physicians. Our goal is to open the door for the sales representatives, who now can go in by appointment. We have no copyrights or trademarks protecting our e-quiz challenge. We believe that medical professions will be drawn to the idea of exercising their mind as part of the process to lean about the services we are delivering to them via the internet.

----------
(1) Forrester Research, Inc., report, dated             .

      Most Physicians find this way very interesting. In 1 1/2 minutes Physicians can test their knowledge, reinforce what they already know, or research the answer. The services we provide are the following:

      o     Video flash and slide presentation
      o     On line survey and clinical studies
      o     Live product seminars on line
      o     Video link for product information by a Physician
      o     Live to interactive video conference
      o     Video email
      o     Video or news email directly to physicians
      o Full time advertising support which includes Advertising in Flight magazines
      o Print features reaching Physicians through national and local publications
      o     Radio advertisement

Our goal is to:

      o     Reach thousands of physicians
      o     Communicate with the physicians who are hard to reach
      o     Engage physicians through our services
      o     Access target audience
      o     Disseminate brand products
      o     Heighten awareness of product and clinical information
      o     Receive immediate physician feedback
      o     Increase sales force penetrations
      o     Build reach and frequency


      Right after the new PhARMA guidelines came out we introduced the E-Quiz challenge. It was very well accepted and helped us get pilot contracts for $10,000 with BCFC Blue Chip Financial Corp. (ING representative); $10,000 with Alex Conti Broker for Northwest Mutual; and $22,650 from the American Italian Cancer Foundation ("AICF").


      The agreements for BCFC Blue Chip Financial Corp. (ING representative) and Alex Conti Broker for Northwest Mutual are on going. We provided for them an "e-quiz challenge", which gives an incentive to win a medically relevant product for the Physician through the first correct answer. This program is emailed to physicians within the United States, primarily the New York tri-state area. To date we have generated approximately 30 leads fro BCFC and approximately 8 for Conti. The program continues.

      In addition, we acted as conference sponsor for American Italian Cancer Foundation (AICF). The conference had 6 different countries on line with people that interacted with the AICF representative. We are negotiating a contract for September 2005 with the AICF for a program to be broadcasted from New Orleans via the internet.

      As discussed at the beginning of the section titled "Business", a $60,000 pilot program for the Oncology Division of Pfizer has been orally committed to by their Director of Business Technology and is currently being developed. In addition, a $60,000 pilot program for one country in Europe, possibly Finland, has been orally committed by their President of North Eastern Europe. We have invoiced Pfizer for the first program, and received partial payment. Pfizer had not committed to a specific county, but in discussions has indicated that Finland would most likely be used because Pfizer believed that Finland was more computer savvy that some of the other countries. An oral agreement would not necessarily be enforceable against Pfizer, but Medivisor, Inc. would not begin work without some written request.

      We have invoiced Pfizer for the one program completed and received a partial payment of $20,000. This program is under preparation but will not be released to the Doctor's until either we are paid pursuant to the invoice or a purchase order or signed agreement is received from Pfizer. The remaining amount of the agreement for the second and third projects has been terminated by Pfizer at this time.

For the year ended December 31, 2003, the Company generated revenues from two customers representing 89% and 11% of total revenue, respectively. For the year ended December 31, 2004, three customers accounted for 68%, 16% and 16% of total revenue, respectively. Currently we are working with three customers that have requested us to prepare programs for distribution. Programs were completed and leads were generated and provided to the clients. We received revenues for the development of those programs. Today the company is working with more clients with similar types of programs and is also developing new sales and marketing strategies for Genome, Rule of Three and Medivox. In the old program, Medivisor contacted the Physicians and provided their request for more information to Pharamceutical and medical vendors. In addition to the old program, the new program includes sales. At the last page of the clients product presentation, which is introduced through the use of the E-Quiz challenge, the viewer has the option to request more information. At the request of the viewer, Medivisor follows up with additional information as well as a purchase page. In the contract we get paid for the developing of the program and either a percentage of the sale or $1 per product.

      If we are successful in selling the shares to be sold by the Company in this offering and/or the warrants are exercised, we will be able to expand our sales and marketing force to potentially obtain a broader base of clients.

Our new clients include MedivoxRx, Genome Cosmetique, Wellscape.

StatDose Radio

      Statdose radio is a program which we intend to produce and syndicate to radio broadcasters (both satellite and traditional radio). This project is currently in development stage and we are in preliminary discussions with both satellite and traditional broadcasters to distribute the program. It is possible if we do not secure a formal relationship or any relationship with a broadcaster that this project will not continue. The StatDose radio network is being created to deliver the most up to date medically relevant news, information and education to the healthcare community and professionals utilizing the satellite communication technologies available today. The recent roll out of three major satellite radio networks (USA-Sirius and XM and Europe- World Space) has enabled programmers to create specific programming for targeted markets globally.

      Receipt of this new communication technology is subscription based and requires special receivers (hardware). These subscriptions and hardware would be sponsored by advertisers seeking to reach doctors and other medical professionals. In addition, we will be offering advertising and promotion during the broadcast. Satellite providers supply an extensive amount of specific entertainment and specific information options via stations on their network's to the networks paid subscribers.

      With the advent of newer communication technologies the medical industry has been undergoing major changes in terms of how timely information about drug releases and recalls, new procedures, education and other medically relevant information is disseminated. Professional publications, one-on-one communications, direct mail and conferences have been the mainstay of the delivery system. Similar to the financial industry there is a need to meet the demand and desire for regular, up to date, medically relevant information that can be delivered in a timely manner wherever and whenever the demand. StatDose Radio Network will deliver this content in the form of radio programming similar to that of Bloomberg radio.

      StatDose Radio Network will feature medical news, journal reviews, interviews, updates and other important medical information of value to today's healthcare professionals.

      StatDose plans to offer our program in the United States and Europe by offering physicians complimentary portable satellite radio receivers as well as subscriptions to the satellite service including access to our premium station. The radio hardware (receiver) will be StatDose branded. The "radio" will also allow the user to receive all the other entertainment and news programming offered by the satellite network provider such as music, sports, traffic, weather, etc. thereby providing the physician with a piece of versatile and highly desirable state of the art technology.

      Our target audience is healthcare professionals, in particular practicing physicians. Our initial subscription campaign will target the greater than 400,000 prescribing physicians in the US market as well the 400,000+ European counterparts. Based on StatDose's early marketing assessments greater than 96.7% of the physicians questioned on their desire to participate in our network responded with positive feedback. We therefore envision capturing a large percentage of the targeted market as StatDose members.

      In order to receive this free service, the subscribers would be required to participate in 10 minutes per month of e-detail programs by Medivisor which will enable us to cross sell and up sell our e-detailing services.

Future Plans:

      Medivisor plans to aggressively pursue marketing our services to the Pharmaceutical Industry and other industries in need of improved communications to their customers. We intend to continue development of creative communication to the decision makers and are seeking to utilize the Internet and possibly satellite radio to get our message to the decision makers. We are contemplating creating a radio program that provides medically relevant information like our Statdose web site to further capitalize on the decision makers need for information.

MEDIVISOR SERVICES

      Medivisor will focus its working relationships with companies interested in creating an average of a 1-10 minute presentation targeting doctors and nurses. This presentation allows information to be disseminated to peak curiosity leaving the desire for more information. This encourages requests for scheduling future appointments with company representatives, making it a very attractive tool for companies interested in gaining quality time with medical staff cost effectively.

      Medivisor encourages repetitive interaction by its weekly clinical challenges that test the skills of medical professionals. This represents one of several successful tools to encourage conversations among medical colleagues creating referral sources to the website and encouraging repeat visits. It combines the best of e-detailing, Continuing Medical Education "CME" and e-commerce technology to produce valuable, efficient, and effective communication specific to the medical industry.

MARKETING STRATEGY

      Medivisor expands the definition of e-detailing by offering effective communication services to the medical industry that brings control to the place and time in which vendors and medical practice/professionals can interact efficiently. The application crosses the entire spectrum of the medical industry, effectively meeting a multitude of industry challenges worldwide. The first stage of Medivisor will be to offer 1-10 minute informational presentations with interactive feedback loops to medical vendors and their client prospects/medical Physicians. Informational presentations are developed in video, flash, or high tech animated slide presentation formats incorporating state of the art technology according to client need.

      It is our belief that through e-detailing we will be able to provide better and more qualified penetration to select markets and to enhance and better quantify the message and marketing of our services to the key stake holders. The end result is a more focused product message and less costly sales process.

      Medivisor can accomplish this through use of an online state of the art, interactive, highly targeted program. The responsibilities of Medivisor upon execution of this agreement are listed below. This statement of responsibilities is considered to be an addendum to the standard terms of business contract attached.

o Medivisor will produce a 1-10 minute interactive, educational, and targeted, internet presentation specific to the project requirements as established by the client. Client will provide a base of materials and brand assets specific to the project and meet with Medivisor's development team to establish the objectives for the presentation. The Client will give final approval prior to publishing.

o Medivisor will create and host the program. Invited physicians will be able to access the program 24/7 or based on client specifications. Additional links will be added to the presentation at the client's request. These links may include brand home page, prescribing information, corporate home page, legal disclaimers, etc.

o Physicians will be invited to participate in the program primarily via email invitations. The selected subset of Physicians from the database will be decided by the client. Invitations or notification of programs will also be communicated to selected invitees via fax and regular mail as appropriate. The invitees will come from territories determined by the client.

o Medivisor will register each participant via use of a key code (or other appropriate vehicle determined by the specific needs of the project). Each invitee will be assigned a unique key code that will enable entry into the program and allow for tracking. Standard tracking will include items such as: name of physician, demographics of physician, specialty, time and date of participation, total time spent in program, answers to exit surveyor, and other information requested by the client.

o Medivisor will provide full statistical reports of all information gathered during the life of the program. These reports will contain tracking information as above, and will be distributed in a time interval as stipulated by the client.

o Each participant will complete an exit survey of approximately 3-5 questions (or as identified by the client). These will include the ability to request samples, further product information or other services as desired by the client. These requests will be either promptly turned over to appropriate client contacts or collected directly by the client.

o As an additional service, Medivisor will maintain an archived copy of the educational presentation on our web site. This presentation will be cross-referenced by several pertinent key words to major search engines. This will enable these engines to identify the presentation and link those persons searching for information on the subject to view the material for an indefinite time period or one determined by the client.

Program Description

      The following list represents a typical online promotion for one product. Estimated cost to the client averages about $20,000

o     Programming
o     Flash Video
o     Slides
o     Project Management

o     Database Design
o     IP address tracking
o     Click-thru tracking
o     Email tracking for presentations opened
o     Hosting
o     Email blast
o     Search Engine Optimization

      E-Challenge (our newest creative communication initiative)- the Medivisor online video advertisement is an effective way to gather direct responses from Physicians and medical professionals. The Physicians are initially contacted via email, and embedded in that email is a link to our website. If the Physician is interested in viewing the ad, he clicks on the link, and proceeds from there. He is then presented with a 30-60 second advertisement of the product or drug featured. He is then presented with two radio buttons labeled "yes" or "no" regarding future contact and / or information from a salesperson.

      Online Teleconference CME - Medivisor intends to become an accredited provider of CME which are educational credits that medical professionals need to accumulate each year. We deliver this content via the Internet. We will then arrange for a medical conference at a central site that has Internet access. Medical professors, and Physicians are invited to speak at the conference, and the conference is shot on video, and transmitted live on the internet. Attendees are able to submit questions directly via our "chat box" and the Physician on camera can respond to each question, thus allowing interactive participation from anywhere in the world. We also create a DVD for future reference and a CME test is developed and placed within the content of the DVD. Finally, once the attendee takes the test, and submits it, he / she are awarded the CME credit. CME is our latest addition. We are currently exploring what is needed and required to become an accredited provider of CME's.

Overview

      Medivisor seeks to meet the growing need to inform medical professionals on advances in medicine, and changes within the industry via the internet by providing a one-stop location to access information, education, tools, and resources anywhere and any time. Medivisor includes the use of advanced, cutting edge technology to create a variety of educational and informational presentations online, to create an experience that is educational, informative, entertaining, and unique.

      The selling process of medical products, drugs and other related products is greatly enhanced by our ability to effectively communicate key messages that enable the sales professionals to get in front of medical professionals, either during practice hours, or via an invitation to a presentation at an outside location. Medivisor provides an Internet based marketing process to reach Physicians and other professionals with the messages needed to attain qualified interest and frequency of a message. This process allows the professional to choose a setting and time where their interest and attention level is high and focused. Our goal is to increase physician access for sales representatives.

BUSINESS STRATEGY

      Healthcare professionals have limited time and access to medical information. Medivisor is positioned as a company with primary and secondary resources to provide what is needed while establishing a relationship, building trust and loyalty for the future by providing information based the time needs of the decision makers. By gaining trust, credibility and loyalty we will provide medical professionals a reason why they want to return, over and over again.

      Successful interaction is dependent upon the ability to control the environment in which communication takes place. Medivisor provides "venue control" where medical professionals can engage in interactive discussions in a 24/7 environment that is flexible to the vendor and his target audience. The application crosses the entire spectrum of the medical industry effectively meeting a multitude of industry challenges worldwide.

      Medivisor has sales representatives to penetrate each market of the segments that are addressed in the market summary. Medivisor will offer to develop partnerships with various organizations within these segments by helping them reduce promotional costs and improve the productivity of their existing staff. Medivisor's partnership with these organizations will enhance their return on investment (ROI) and provide measurable market performance on a real time basis.

      A small sales force will approach marketing managers from health enterprises to demonstrate Medivisor. This will take the form of Email invitations to marketing/benefit managers to look at a 1-3 minute informational presentation about Medivisor and participate in a survey designed to encourage sales appointments to learn more about our services. The decision maker will be given a chance to experience, first hand, a promotional tool that can be custom designed for his targeted client.

      In addition to emails, Medivisor will provide Power Point Presentations, slides and videos when meeting with decision makers.

      Email lists are provided in a variety of ways. They include, but are not limited to, proprietarily constructed, recommendations, list purchase, Medivisor staff, the sales force, pharmaceutical companies and event attendance

      We will present Medivisor through industry events, presentations, seminars and trade shows.

      Medivisor is to take advantage of industry relationships for prospecting and open new relationships by developing referral business. In addition, public relations and advertising promotions will alert vendors, medical practitioners, and health enterprises about Medivisor.

Marketing methods for Vendor clients to their target audience:

      Medivisor will meet vendor expectations through the use of email blasts direct to physicians. The email blast will encourage physicians to direct click on a link leading them to an informative presentation for a strategic partnering opportunity supported on Medivisor's website.

      Membership is free, and simply means a particular member has provided us with an email address and consent for us to send information and presentations. Medivisor currently has over 11,000 physicians signed up as Medivisor members. Our survey showed that Doctors go online for medical information before or after office hours by 34%. This time and environment supports uninterrupted and directed attention. Medivisor will capitalize on this and target reaching the physicians outside of their office hours and in their homes. This strategy is significantly different from other large competitors that continue to try to capture physician's time while in the office environment.

Competition

      Medical communications companies providing concise and timely medical information to healthcare industry professionals is a relatively new industry. Therefore, initially, competition in this type of business should be light. There are a myriad of healthcare and marketing companies in the fields, and we would have to compete with them in the market place. We do not compete with the Pharmaceutical companies, but seek to partner with them in the dissemination of information. We are an advertiser or communication provider hired by the Pharmaceutical companies. We complement their existing advertising by offering a pharmaceutical company another outlet to pass information to medical professionals and Doctors. We believe this method makes them more willing to spend the time to review the information.

      Our business is not in direct competition with the pharmaceutical companies, in that we believe that we compliment their existing advertising and contact with medial professionals. There are many competing methods of contacting the medical professional. However, our approach uses a new method and approach, and we believe that since the medical professional is already out of the office, and is responding to us, requesting information, that we have a better chance of capturing his or her attention.

Inflation

      Inflation has not historically had a material effect on the Company's operations and is not expected to have a material impact on the Company or its operations in the future.

Governmental Approvals

      We do not need the approval of any governmental entity to produce and distribute our services. There is no impact on our business.

Research and Development

      Since inception we have had no expenditures that would qualify as research and development. All of the technologies we utilize are already in existence.

AGREEMENTS

The Company has entered into agreements to provide services to the following companies and organizations:

American Italian Cancer Foundation
Pharmacia
Blue Chip Financial Corporation
Northwestern Mutual
International Business Builder

The Agreement with the American Italian Cancer Foundation provides for the payment of $6,650 to Medivisor, Inc., and Medivisor, Inc. would provide high quality live internet broadcast of the general sessions of the 2-day conference of the American Italian Cancer Foundation. This project was completed.

The Agreement with Pharmacia, Inc., to provide marketing services. For these services, Medivisor, Inc. has been paid a total of $20,000.00.

The Agreement with Alec Conti was for $10,000, for which Medivisor, Inc. was to provide a pilot program involving the "e-Challenge", with a photo quiz contest. The program is currently on hold, until Alex Conti completes a review by its legal department. We have no estimate of when that will occur.

We also have entered into an agreement with IBB Associates, Inc., where by we will create a "Clinical Challenge" with a photo quiz contest (Medivisor, Inc. will provide the prize to be awarded). IBB Associates will pay Medivisor, Inc., a total of $2,500 for the project and dissemination of the project in groups of 2,000 physicians, until 20 leads have been developed for IBB Associates.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts

We do not hold any trademarks, licenses, concessions or royalty agreements. We are not subject to any labor contracts.

DESCRIPTION OF PROPERTY

The Company does not own any properties. Its current operations are located at, 326 Walt Whitman Road, Huntington Station, New York 11746. Medivisor's telephone number is 631.549.7100. Currently, Medivisor, Inc. leases space pursuant to a three-year lease at a base rent of $29,324.75 per annum, payable monthly, increasing 3% per year for each year. There is an option to extend the lease for an additional two years on the same terms and conditions. The facility is approximately 1,289 square feet and we believe that it is adequate for the Company's needs at this time. There is no relationship or affiliation with our company, its officers, directors or affiliates and the Landlord.

EMPLOYEES

The company has three full time employees as well as three Officer/Directors that are engaged in Company business on a full-time basis. We currently have three full rime employees and three officer/directors that work for the Company.

MANAGEMENT

Directors and Executive Officers

The officers and directors of Medivisor are as follows. Each Director shall serve until the next annual meeting of the shareholders, or until his/her successor is elected and qualified. Each director joined Medvisor, Inc. at the formation of the Company.

Name                           Age          Position
--------------------------------------------------------------------------------
Candido (Dino) Luzzi           50           Chairman
Wayne H. Wertheim, MD          54           Executive Vice President / Director
Prudence L. Ferrone            53           Vice President of External Affairs
Vincent Butta                  43           Chief Financial Officer

The following is a brief description of the business background of the executive officers and directors of the Company:

      Dino Luzzi, Chairman and President: From 1980 to the present, Mr. Luzzi is an owner of Deechris International, a jewelry wholesale and retail company. In addition, in 1999 Mr. Luzzi's worked with Glenn Michael Financial in assisting in raising capital for Keytrade Online, a dynamic online brokerage firm, which was acquired by a Latin American financial portal, Patagon.com International. Mr. Luzzi also currently provides consulting services to companies that have venture capital needs. Mr. Luzzi has been working on bringing the vision of Medivisor to fruition for the past several years.

      Wayne H. Wertheim, MD, Executive Vice President: Dr. Wertheim is a practicing Internist since 1981 and was managing partner of Roslyn Medical Associates until 1996 when he rejoined Winthrop University Hospital as a staff member to become the lead site physician in the Long Island Primary Care Network, where he is currently still working as a staff member. As Medical Director of International Business Builders, he has been instrumental in the development of wellness centers and alternative medicine programs with healthcare providers and insurers for the New York tri-state area and is a medical advisor to a premier nutritional company operating globally. Since mid 2003, he has been part owner of Advanced Laser for Hair Removal.

      Prudence L. Ferrone, Vice President of External Affairs: Ms. Ferrone began her entrepreneurial career in the beauty and fashion industry as a professional image consultant and then owner of a jewelry design company. In 1994 Ms. Ferrone founded International Business Builders (IBB), a global distribution company for premier personal, health and wellness products with a sales force of several hundred representatives in 20 countries. Since mid 2003, she has been part owner and works at Advanced Laser for Hair Removal. She does sales and marketing.

      Vincent Butta, Chief Financial Officer: From 2001 until May 2004, Mr. Butta was Vice-Chairman of a21 (OTCBB: ATWO) an all-digital, e-commerce driven provider of images for use in the $2 billion visual content industry, and is currently still a Director of the Company. a21 is a commission-driven, marketplace-enabling, high-end photography company that permits agencies and independent photographers to efficiently and effectively sell and/or license their images on a global basis to professional buyers in the advertising and publishing industries. Mr. Butta was the President of Dashing Diva, a retail and wholesale beauty cosmetics company, from May 2003 through December 2004. Mr. Butta was Chief Executive Officer of BFF Merchandising Group, a marketing and promotions company, from February 2002 through April 2003. From 1995 to 2000, Mr. Butta was employed by ADC, Inc., a point of purchase display manufacturing company, where he held senior sales and marketing positions and became President in 1999. Additionally, Mr. Butta has acted as a consultant, principal and Board member of various privately-held businesses including business to business Internet companies, marketing companies, and other early stage companies. He received his BA degree in Marketing & Advertising from Pepperdine University. From November 2004 until the present he has been working with Medivisor, Inc.

Mr. Luzzi devotes 100% of his time to the Company. Dr. Wertheim and Ms. Ferrone devote approximately 2 days per week to the Company.

EXECUTIVE COMPENSATION

      Upon our inception, we issued 3,510,000 shares of our common stock to the following, as compensation for time developing the business plan of Medivisor, Inc.

                                                  Annual Compensation                            Long-Term compensation
                                                                                                                      All other
Name and Position                               Year     Salary    Bonus    Other Annual   Restricted Stock (1)     Compensation
--------------------------------------------------------------------------------------------------------------------------------
Candido Luzzi, CEO, President and Chairman (1)  2004          0        0               0               $12,000                $0
Wayne M. Wertheim, MD, VP and Director          2004          0        0               0               $ 1,000                $0
Prudence L. Ferrone, CFO and Director           2004          0        0               0               $ 1,000                $0
Vincent Butta, President                        2004    $55,000        0               0               $ 1,500                $0


(1) Column shows value on date of grant at $0.004 per share, except for Mr. Butta's shares which are valued at $.15 per share.


Shares were also issued for certain services they provided the company - See "Certain Relationships and Related Transactions."

Currently, the Company has no Employment Agreements with any of its Officers and Directors. No Officer or Director received more than $100,000 in annual cash compensation

STOCK OPTION PLANS

We do not have any long-term compensation plans or stock option plans.

OTHER EMPLOYEE BENEFIT PLANS

The company presently has no fringe benefit plans that has inured to the benefit of the above individuals

EMPLOYMENT AGREEMENTS

As of the date of this prospectus, we have not entered into any written employment agreements.

Director Compensation

No Director receives any additional compensation other than Mr. Luzzi, Mr. Wertheim and Ms. Ferrone receive salary of $500 per week during the current fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has initially entered into the following consulting agreements:

Consulting Agreement with Robert Rosenblatt, dated October 1, 2004, to provide introductions to potential clients. The Agreement calls for compensation of $1,500 as a consulting fee. The Agreement was for a term of thirty days, unless extended. The Company has extended the agreement on a month-to-month basis at this time.

Consulting Agreement with Mottola & Associates, Inc., Financial Advisor, dated October 1, 2004 which expired in 2005. The Agreement calls for compensation of a total payment $5,000 and the issuance of a total of 20,000 shares of common stock. Services to be provided to the Company include such advisory services as may be reasonably requested by the Company, and to include efforts to secure additional financing for the Company and otherwise organize the financial affairs of the Company. The Agreement terminated at March 31, 2005 and was not renewed or extended.

Consulting Agreement with Glenn Michael Financial, Inc., dated June 21, 2002. The contract has since been assigned to Anthony Muratore and Peter Muratore. The Agreement was for non-exclusive consulting services related to financing, mergers and acquisitions and strategic development, including assistance in becoming a publicly traded company. Compensation was the issuance of warrants to purchase 1,000,000 shares of the Company's common stock at $1.25 per share. The shares underlying the Warrants are to be included in a Registration Statement filed by the Company.

Candido Luzzi received 3,000,000 shares of common stock as a founder of the Company, and in exchange for the previous work performed on the development of the concept and business plan and as President and Chairman. The value of the shares is estimated to be $12,000.

Wayne M. Wertheim, MD., received 250,000 shares of common stock as a founder of the Company and in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is estimated to be $1,000. 100,000 shares were gifted to and issued in the name of Dana Wertheim, Dr. Wertheim's adult daughter.

Prudence L. Ferrone, received 250,000 shares of common stock as a founder of the Company and in exchange for the previous work performed on the development of the concept and business plan. The value of the shares is estimated to be $1,000. 100,000 shares were gifted to and issued in the name of Frances Pisciotto, Prudence Ferrone's mother.

As a consultant, Anthony Mottola received 20,000 shares of common stock of the Company for services rendered and to be rendered on behalf of the Company. The services to be provided were consulting with respect to the financial statements and reports of Medivisor, Inc. The value of the shares is $3,000, based on the fair value.

As legal counsel for the company, Michael S. Krome, Esq. received, in the name of Alpha Advisors, LLC, 25,000 shares of common stock. The value of the shares was determined to be Three Thousand and Seven Hundred Fifty Dollars ($3,750). This value was arrived at based upon the amount of time and effort necessary for the preparation of the necessary legal documents, and other legal services to be provided to the company from its planning, inception through the completion of the registration statement process, and corresponds to the amount of cash fees already received totaling $15,000, for a total value of $18,750.

None of the above parties are related by blood or marriage, unless indicated.

Our Chairman and President Candido Luzzi has loaned the Company net cash advances of $90,098. The loan bears interest at a rate of 6% per annum. Total accrued interest was $17,269 at December 31, 2004. As of October 5, 2005, our CEO has loaned Medivisor, Inc, an additional $60,000 for a total to date of $129,319. No specific repayment terms have been set at this time.

PRINCIPAL STOCKHOLDERS

Those who beneficially own directly or indirectly five percent (5%) or more of the common stock presently outstanding, starting with the largest common stockholder. The company is currently authorized for 20,000,000 shares and will have 5,616,000 shares outstanding prior to the selling of the shares pursuant to this offering and 8,116,000 after the maximum offering and shares issued as fees on a fully diluted basis. That includes the1,000,000 shares underlying certain warrants issued by the Company and the 1,500,000 shares to be sold directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company.

The following table contains information regarding share holdings of Medivisor's directors and executive officers and those persons or entities who will beneficially own more than 5% of Medivisor's common stock, or have the right to acquire or exercise the right to acquire shares of the Company within 60 days:

                                                                 Amount and Nature     Percent
                                                                 Beneficial            of
Name                             Title                           Ownership             Class (2)
------------------------------------------------------------------------------------------------
Candido Luzzi                    CEO, President                  3,000,000               37.9%
C/o the Company

Wayne H. Wertheim, MD            Executive VP, Director (3)        150,000                  *
C/o the Company

Dana Wertheim (3)                                                  100,000                  *
21 Bonaire Dr.
Dix Hills, NY 11746

Prudence L. Ferrone              VP / Director                     150,000                  *
C/o the Company

Frances Piscotto                                                   100,000                  *
2100 Alan Drive
Seaford, NY 11783

Vincent Butta                                                       10,000                  *
C/o the Company

Anthony Muratore (1)                                               500,000                6.3%
142-1 Remmington Blvd
Ronkonkoma, NY 11779

Peter Muratore (1)                                                 500,000                6.3%
142-1 Remmington Blvd
Ronkonkoma, NY 11779

Franco Raneri (5)                                                  750,000                9.5
Piazza Dante Zemini # 21
Anzio Scala A 00042
Rome, Italy

Alessandro Raneri (5)                                              750,000                9.5
Piazza Dante Zemini # 6
Anzio 00042
Rome, Italy

Officers and Directors as a Group
(4 Persons)                                                      3,410,000(4)            51.5%
                                                                -----------------------------


* Less than 5% of class represents shares underlying warrants issued under a previous consulting agreement. (See the heading "Certain Transactions")
(1)   Assumes sale of 2,500,000 shares pursuant to this offering.
(2) Dana Wertheim is the daughter of Wayne H. Wertheim, M.D., and the shares taken together total 250,000, which consists of 250,000 shares equaling 3.1%.
(3)   Includes shares in the name of Dana Wertheim.
(4) Franco Raneri is the Brother-in-law if our CEO, Candido Luzzi. Alessandro Raneri is the nephew of Mr. Luzzi. Franco lives in Italy and Alessandro lives in Australia. All three disclaim any interest in the shares owned by the others.

DILUTION

Our net tangible book value as of December 31, 2004 was $(76,120), or $(.014) per share of common stock. Net tangible book value per share represents tangible assets less liabilities divided by the number of shares of common stock outstanding. The following table illustrates the dilution to purchasers of common stock in this offering at various arbitrarily determined sales levels, at an assumed public offering price of $1.25 per share. At the sales levels indicated, our pro forma net tangible book value at December 31, 2004 would have been $236,380, $548,880, $1,173,880 or $1,798,880, respectively. This represents immediate dilution of $1.208, $1.157, $1.067 or $.989 per share, respectively, to new investors.

                                                Number of Shares of Common Stock Sold in the Offering (1)

                                                      250,000      500,000      1,000,000     1,500,000
                                                      Shares        Shares        Shares       Shares
Public offering price per share                         1.25          1.25          1.25          1.25
                                                   ---------------------------------------------------

Net tangible book value before the offering           (0.014)       (0.014)       (0.014)       (0.014)
Increase in net tangible book value
attributable to new investors                          0.056         0.107         0.197         0.275
                                                   ---------------------------------------------------

Pro forma net tangible book value per share
after the offering                                     0.042         0.093         0.183         0.261
                                                   ---------------------------------------------------

Dilution per share to new public investors             1.208         1.157         1.067         0.989

(1) The above dilution calculations do not give effect to outstanding warrants to purchase up to 1,000,000 shares of common stock at $1.25 per share.

OFFERING BY SELLING SHAREHOLDERS

      The following tables set forth certain information concerning each of the selling shareholders. The shares are being registered to permit the selling shareholders and their transferees or other successors in interest to offer the shares in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company

      Selling shareholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

      None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers, other than Anthony Murtore.

                                    Total number          Number of           % of Beneficial
                                    Of shares owned       shares included     Ownership at
Selling Shareholder                 prior to offering     in offering         completion of Offering (1)
--------------------------------------------------------------------------------------------------------
Candido Luzzi (2)                    3,000,000             3,000,000                    45.3%
Vincent Butta (2)                       10,000                10,000                    *
Wayne M. Wertheim, MD (2)(3)           150,000               150,000                    2.2
Dana Wertheim(3)                       100,000               100,000                    1.5
Prudence Ferrone (2)(3)                150,000               150,000                    2.2
Frances Piscotto (4)                   100,000               100,000                    1.5
Iren Marom                              10,000                10,000                    *
Carol Ann Poitras                       10,000                10,000                    *
Ester Horowitz                          10,000                10,000                    *
Bernie Furshpan                         10,000                10,000                    *
Alpha Advisors, LLC (5)                 25,000                25,000                    *
Franco Raneri                          750,000               750,000                    11.3
Alessandro Raneri                      750,000               750,000                    11.3
Anthony Muratore (6)                       -0-               500,000                    7.5
Peter Muratore (6)                         -0-               500,000                    7.5
Anthony Dominick Mottola (7)            10,000                10,000                    *
Giulianna Mottola (7)                   10,000                10,000                    *
Palmese Gianluca                        30,000                30,000                    *
Marvin and Susan Grossman                5,000                 5,000                    *
Jodee Voltaggio                         22,000                22,000                    *
Salvatore Lou Iannelli                  20,000                20,000                    *
Mitchel E. Kahn and
         Lisa A. Rittter-Kahn           50,000                50,000                    *
Michael Suwalski and
         Gina Perfetto                  10,000                10,000                    *
James A. Hymans                          5,000                 5,000                    *
Susan Spira                              5,000                 5,000                    *
Diane Spira and Robert Soloff            5,000                 5,000                    *
Christopher Mcnamara                    50,000                50,000                    *
Bill Lee                                25,000                25,000                    *
Darren Brugardt                         20,000                20,000                    *
Margaret Arce                           10,000                10,000                    *
John Merkent                             2,500                 2,500                    *
Mercury Investment Group (8)             2,500                 2,500                    *
Charles Smith                           20,000                20,000                    *
John Ferretti                           14,000                14,000                    *
Tom Vercusky                             5,000                 5,000                    *
Teresa Hanratty                         10,000                10,000                    *
Gilda Perfetto                          10,000                10,000                    *
Lou Piccolo                            100,000               100,000                    *
Pembroke Property Group (9)            100,000               100,000                    *

         Total                       5,616,000             6,616,000

Total Shares included in registration statement:           8,116,000

(*)   Less than 1% of the issued and outstanding shares.
(1)   Assuming exercise of all warrants.
(2)   Officer and/or Director of the Company.
(3)   Dana Wertheim is the adult daughter of Wayne M. Wertheim, MD.
(4)   Frances Piscotto is the mother of Prudence Ferrone.
(5) The control person of Alpha Advisors, LLC is Michael S. Krome, Esq., Counsel for the Company.
(6) Anthony Muratore and Peter Muratore each hold warrants to purchase 500,000 shares of common stock of the Company at $1.25 per share. Percentage assumes exercise of all warrants held by each of them. Anthony Muratore and Peter Muratore are brothers and the percentages given are for the stock holding individually. Anthony Muratore and Peter Muratore are brothers
(7) All are related parties. The shares are the result of the Consulting Agreement between the Company and Mottola & Associates, Inc.
(8) For purposes of control, John Merkent is the control person for Mercury Investment Group.
(9) For purposes of control, Gaetano Cappa is the control person for Pembroke Property Group.

      We will rflect changes to the selling shareholders by filing post-effective amendments, in necessary

Shares Eligible for Future Sale

      As of August 16, 2005, Medivisor, Inc. has 5,616,000 outstanding shares of Common Stock. Assuming the exercise of the warrants and the sale of newly issued stock pursuant to this offering, there will then be 8,116,000 shares outstanding all of which are being registered with this offering. The shares held by the officers and directors and other entities holding more than 5% of the issued and outstanding shares of the Company will be subject to the volume selling requirements of Rule 144.

      In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

      (i) One percent of the outstanding shares of Common Stock; or

      (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Medivisor, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Medivisor, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

DESCRIPTION OF SECURITIES

      The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

      Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share and 5,000,000 of preferred stock, par value $.001 per share.

Common Stock

      The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

      Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on The Nasdaq stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

      Preferred Stock

      The Company is also presently authorized to issue 5,000,000 shares of $.001 par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's Certificate of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from our company.

PLAN OF DISTRIBUTION

      No market currently exists for our shares. The price reflected in this Prospectus of $1.25 per share is the initial offering price of shares upon the effectiveness of this prospectus. At that time the selling shareholders may offer the shares for this price, until the shares are traded on the OTC Bulletin Board, if ever. At that time the price will be determined by the market and may not reflect the initial price of our shares after the offering. We cannot make any prediction at what range our shares will trade at, if any.

      The Company will be selling a maximum of 1,500,000 shares through a self underwriting. The Company has no previous experience with the offering of shares through a self-underwriting. This may involve certain risks as the Company has no experience and no proven method to locate potential purchasers of its stock being offered hereunder. A potential purchaser must contact the Company and express interest in purchasing shares included in this offering. At such time, the Company and potential shareholder may make a transaction.

      The shares may be sold or distributed in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company and by the selling stockholders or by pledges, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, prior to trading this price will be $1.25, after the shares are trading, if ever, it will be at market prices prevailing at the time of sale. After the shares are traded, if this happens, the distribution of the shares may be effected in one or more of the following methods:

      o ordinary brokers transactions, which may include long or short sales,
      o transactions involving cross or block trades on any securities or market where our common stock is trading,
      o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
      o "at the market" to or through market makers or into an existing market for the common stock,
      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
      o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
      o any combination of the foregoing, or by any other legally available means.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

      At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

      Medivisor, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. Medivisor, Inc., will receive the proceeds of the 1,000,000 shares represented by the warrants issued by the Company, and the 1,500,000 shares to be sold in the future directly by the Company, in compliance with Rule 415(a)(1)(ix), at a price of $1.25 per share for the duration of the Offering by the Company. The Company will only receive the proceeds from the exercise of the warrants, if exercised, and the sale of the shares by the Company, if sold. There is no guarantee that the additional share will be sold or that the Warrants will be exercised.

      We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

      The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

      Inasmuch as all the shares of the Company, including that of our management are being registered in this registration statement, there is the possibility that the management will sell their shares. The sale of the management's shares could reduce the overall price of the stock, since more shares would then me in the market, and the sale of the shares could cause the management to be voted out of control of the Company.

      Our common stock is considered a penny stock under rules promulgated by the Securities and Exchange Commission and is subject to the penny stock rules. The likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities. Under these rules, additional sales practice requirement are imposed on broker-dealers who sell such securities to persons other than established customers and accredited investors; broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers' duties, customers' rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives, prior to the sale. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. The rules may affect the ability of broker-dealers to sell the securities and may also affect the ability of purchasers of the shares to sell the shares in the secondary market.

LEGAL PROCEEDINGS

Medivisor, Inc. is not subject to any legal proceedings.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

      Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

      Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                        The Board of Directors approved the transaction in which
                  such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

                        Upon consummation of the transaction that resulted in
                  the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

                        On subsequent to such date the business combination is
                  approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

      A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

      Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

      We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

      The Transfer Agent and Registrar for the common stock is Manhattan Stock Transfer Company, 1 West Street, Suite 3402, New York, NY 10004, 212-425-2750,

INTEREST OF NAMED EXPERTS AND COUNSEL

      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Medivisor, Inc., except for Michael S. Krome, Esq., who as a member of Alpha Advisors, LC received 25,000 shares of common stock as a portion of his legal fee. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Medivisor, Inc., other than Mr. Krome

LEGAL MATTERS

      The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

EXPERTS

      Our audited financial statements as of December 31, 2004, and each of the 2 years then ended have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Demetrius & Company, L.L.C., independent auditors, upon authority as experts in accounting and auditing. Demetrius & Company, L.L.C.'s report on the financial statements can be found at the end of this prospectus and in the registration statement.

                                 MEDIVISOR, INC.

                              FINANCIAL STATEMENTS

                               FOR THE YEAR ENDED
                                DECEMBER 31, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Medivisor, Inc.

We have audited the accompanying balance sheet of Medivisor, Inc. as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2004. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medivisor, Inc. as of December 31, 2004 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
March  23, 2005

                                 Medivisor, Inc.
                                 Balance Sheets

                                                                           December 31,      June 30,
                                                                              2004             2005
                                                                           -----------     -----------
                                                                                           (Unaudited)
ASSETS
Current assets:

       Cash                                                                $    60,190     $    15,896
       Accounts receivable                                                       4,660              --
                                                                           -----------     -----------
            Total current assets                                                64,850          15,896

Website development costs-net of accumulated
    amortization of $15,020 and $18,847, respectively                            9,779           5,952

Furniture and equipment -
     net of accumulated depreciation of $822 and $1,556, respectively           28,386          28,178

Deferred stock offering costs                                                   21,250          28,750

Security deposit                                                                 2,444           2,444
                                                                           -----------     -----------

    Total assets                                                           $   126,709     $    81,220
                                                                           ===========     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses                                      $    53,364     $     8,100
Current portion of capital lease payable                                         3,885           4,053
Note payable - stockholder                                                     107,367          69,319
                                                                           -----------     -----------

    Total current liabilities                                                  164,616          81,472

Capital lease payable, less current portion                                     16,963          14,893
Deferred rent                                                                       --           1,498
                                                                           -----------     -----------
     Total liabilities                                                         181,579          97,863

Commitments and contingency-see Notes

Stockholders' Deficit
Preferred stock, $.001 par value, 5,000,000 shares authorized,
  -0- shares issued and outstanding                                                 --              --
Common stock, $.001 par value, 20,000,000 shares authorized
   5,406,000 and 5,663,500 shares issued and outstanding                         5,406           5,664
Additional paid-in capital                                                     338,004         554,871
Accumulted deficit                                                            (368,280)       (577,178)
                                                                           -----------     -----------
                                                                               (24,870)        (16,643)

Common stock subscriptions receivable                                          (30,000)             --
                                                                           -----------     -----------

     Total stockholders' deficit                                               (54,870)        (16,643)
                                                                           -----------     -----------

     Total liabilities and stockholders' deficit                           $   126,709     $    81,220
                                                                           ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 Medivisor, Inc.
                             Statement of Operations

                                                      Years ended December 31,         Six months ended June 30, 2005
                                                       2003              2004              2004              2005
                                                   ------------      ------------      ------------      ------------
                                                                                                 (Unaudited)
Revenues                                           $     22,500      $     15,310      $         --      $     28,910

Expenses

Employee compensation                                        --            11,187                --            62,787
Legal and accounting                                     20,125            19,175             5,675            13,280
Consulting                                                3,778            84,400                --            97,742
Internet and computer maintenance                         3,117            13,606             4,191                --
Travel                                                   12,383            11,554             3,354            11,266
Depreciation and amortization                             6,753             9,089             4,256             4,560
Interest                                                  6,830             7,473             3,507             1,964
General and administrative                               11,616            74,660             9,504            46,209
                                                   ------------      ------------      ------------      ------------

Total expenses                                           64,602           231,144            30,487           237,808
                                                   ------------      ------------      ------------      ------------

Net loss                                           $    (42,102)     $   (215,834)     $    (30,487)     $   (208,898)
                                                   ============      ============      ============      ============

Basic and diluted loss per share                   $      (0.01)     $      (0.04)     $      (0.01)     $      (0.04)

Weighted average number of shares outstanding         5,035,467         5,175,447         5,100,171         5,533,127

   The accompanying notes are an integral part of these financial statements.

                                 Medivisor, Inc.
                  Statement of Changes in Stockholders' Deficit
              For the period from January 1, 2003 to June 30, 2005

                                                                        Additional                      Stock
                                                 Common Stock            Paid-in       Accumulated  Subscriptions     Stockholders'
                                            Shares         Amount        Capital         Deficit      Receviable         Deficit
Balances - January 1, 2003                 5,030,000    $     5,030    $    19,090    $  (110,344)    $               $   (86,224)

Issuance of shares for services               10,000             10             30             --                              40

Net loss                                          --             --             --        (42,102)             --         (42,102)
                                         -----------    -----------    -----------    -----------     -----------     -----------

Balances-December 31, 2003                 5,040,000          5,040         19,120       (152,446)             --        (128,286)

Issuance of shares for services               55,000             55          8,195             --              --           8,250

Sale of shares in private placement          311,000            311        310,689             --         (30,000)        281,000

Net loss                                          --             --             --       (215,834)             --        (215,834)
                                         -----------    -----------    -----------    -----------     -----------     -----------

Balances-December 31, 2004                 5,406,000          5,406        338,004       (368,280)        (30,000)        (54,870)

Issuance of shares for services               47,500             48          7,077             --              --           7,125

Sale of shares in private placement          210,000            210        209,790             --          30,000         240,000

Net Loss                                          --             --             --       (208,898)             --        (208,898)
                                         -----------    -----------    -----------    -----------     -----------     -----------

Balance - June 30, 2005 (unaudited)        5,663,500    $     5,664    $   554,871    $  (577,178)    $        --     $   (16,643)
                                         ===========    ===========    ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 Medivisor, Inc.
                             Statement of Cash Flows

                                                                          Years ended December 31,       Six months ended June 30,
                                                                            2003            2004            2004            2005
                                                                        -----------     -----------     -----------     -----------
                                                                                                                (Unaudited)
Cash flows from operating activities:

         Net loss                                                       $   (42,102)    $  (215,834)    $   (30,487)    $  (208,898)
         Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
                 Non-cash interest expense accrued on note payable
                        stockholder                                           6,830           7,017           3,507           1,952
                 Stock issued for services                                       40           4,500              --           7,125
                 Amortization of website costs                                6,753           8,267           4,256           3,827
                 Depreciation of furniture and equipment                         --             822              --             734
                 (Increase) decrease in accounts
                 receivable                                                      --          (4,660)             --           4,660
                 (Increase) decrease in prepaid expenses                     (1,521)          1,521           1,521              --
                 Increase in deferred rent                                       --              --              --           1,498
                 Increase (decrease) in accounts payable and
                        accrued expenses                                     16,881          32,807          (2,915)        (45,264)
                 Increase in deferred income                                     --              --           5,000              --
                                                                        -----------     -----------     -----------     -----------
                   Total adjustments                                         28,983          50,274          11,369         (25,468)
                                                                        -----------     -----------     -----------     -----------
         Net cash used in operating activities                              (13,119)       (165,560)        (19,118)       (234,366)
                                                                        -----------     -----------     -----------     -----------

Cash flows provided by (used in) investing activities:
         Acquisition of website costs                                        (9,077)             --            (974)             --
         Acquisition of furniture equipment                                      --          (4,729)             --            (526)
         Acquisition of lease hold improvements                                  --          (2,710)             --              --
         Increase in security deposit                                            --          (2,444)             --              --
                                                                        -----------     -----------     -----------     -----------
Net cash used in investing activities                                        (9,077)         (9,883)           (974)           (526)
                                                                        -----------     -----------     -----------     -----------

Cash flows provided by (used in) financing activities
         Payments of capital lease payable                                       --            (921)             --          (1,902)
         Proceeds from loan payable - stockholder                            22,814           3,501           3,590              --
         Repayments of loan payable - stockholder                                --         (34,000)             --         (40,000)
         Proceeds from offering of common stock                                  --         281,000         149,000         240,000
         Increase in deferred stock offering costs                               --         (17,500)         (7,500)         (7,500)
                                                                        -----------     -----------     -----------     -----------
Net cash provided by financing activities                                    22,814         232,080         145,090         190,598
                                                                        -----------     -----------     -----------     -----------

Increase (decrease) in cash                                                     618          56,637         124,998         (44,294)
Cash-beginning of period                                                      2,935           3,553           3,553          60,190
                                                                        -----------     -----------     -----------     -----------
Cash-end of period                                                      $     3,553     $    60,190     $   128,551     $    15,896
                                                                        ===========     ===========     ===========     ===========

Supplemental disclosure of cash flow information:
Cash paid during period for:

Interest Expense                                                        $        --     $       306     $        --     $       853
Income Taxes                                                            $       310     $        43     $        --     $        --

Non cash investing and financing activities:

Shares issued for services                                              $        40     $     4,500     $        --     $     7,125
Shares issued for stock offering costs                                  $        --     $     3,750     $        --     $        --
Accrued interest included in shareholder note                           $     6,830     $     7,017     $     3,507     $     1,952
Furntiure and equipment subject to capital lease payable                $        --     $    21,769     $        --     $        --
Stocks subscriptions receivable                                         $        --     $    30,000     $        --     $        --

   The accompanying notes are an integral part of these financial statements.

                                 MEDIVISOR, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (Information with respect to the six months ended June 30, 2005 and 2004 is unaudited)
                                -----------------

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Medivisor, Inc. (the "Company") was incorporated on January 15, 2002 under the laws of the State of Delaware. The Company provides medical information to healthcare professionals, primarily physicians, through its websites using interactive, informational, video and graphic presentations. The Company also intends to offer website services to various industries seeking direct access to physicians, including providers of continuing medical education courses; sponsors of medical conferences and seminars; and pharmaceutical companies, using an online marketing format known as e-detailing.

Liquidity

The Company commenced operations in the first quarter of 2003. Since inception, it has incurred losses and negative cash floes from operations. The Company has been dependent upon external financing, including private sales of securities and borrowings from its CEO to fund operations. As of December 31, 2004 and June 30, 2005 the Company had an accumulated deficit of $368,280 and $577,178, respectively and expects to incur additional operating losses. Management currently believes that the Company's cash balances as of June 30, 2005 together with subsequent private stock sales and operating expenses will be sufficient to fund operations through 2005.

The Company may require additional financing in the future to execute its intended business strategy. Accordingly, the Company has filed a registration statement with the SEC on Form SB-2 to offer up to 1,500,000 shares of its common stock to the public for $1.25 per share and register up to 6,616,000 additional shares held by current shareholders and warrant holders. There can be no assurances that the offering will be successful, or that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company, when and if needed. Failure to raise needed funds on satisfactory terms could have a material adverse impact on the Company's business, operating results or financial condition.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allowance for Doubtful Accounts

The Company does not have significant collection history with its customers. However, where the Company is aware of circumstances that may impair a specific customer's ability to pay, the Company will reduce the receivable to net realizable value by recording an appropriate allowance. At December 31, 2004 and June 30, 2005 no allowance for doubtful accounts was required.

Revenue Recognition

Revenues are recognized as services are performed in accordance with the terms of customer contracts. Customer advances for future website presentations and data collection services are deferred and recognized once the contract terms have been fulfilled.

Cash and cash equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2004 and June 30, 2005.

Concentrations

For the year ended December 31, 2004, the Company generated revenues from three customers representing 68%, 16% and 16% of total revenue, respectively. For the six months ended June 30, 2005, two customers accounted for 69% and 17% of revenue, respectively.

Website Development Costs

Costs associated with developing a website are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use; and EITF No. 00-2, "Accounting for Website Development Costs." Costs associated with the website consist primarily of software purchased and customized for internal use. These costs are capitalized and are amortized based on their estimated useful life of three years. Costs incurred to update graphics and enter initial product data are expensed as incurred. Amortization expense was $6,753 and $8,267 for the years ended December 31, 2003 and 2004, respectively, and $4,256 and $3,827 for the six-months ended June 30, 2004 and 2005, respectively.

Deferred stock offering costs

Costs incurred in connection with the Company's proposed common stock offering have been deferred and will be charged against paid-in capital in the event the offering is successful, or expensed if the offering is not successful.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Stock-based compensation

The Company has adopted SFAS No. 123 "Accounting for Stock Based Compensation" which requires it to recognize stock awards granted to employees and non-employees as compensation expense based on the fair market value of the stock award or fair market value of the goods or services received, whichever is more reliably measurable.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

Loss per Common Share

Basic loss per share is computed by dividing the net loss by the weighted average number of shares outstanding during the period. Basic loss per share also excludes any dilutive effect of warrants. Diluted net loss per share does not include warrants as they are anti-dilutive.

Interim Financial Statements

Financial statements as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

New Authoritative Accounting Pronouncements

The Company does not anticipate the adoption of recently issued accounting pronouncements will have a significant impact on its results of operations, financial position or cash flows.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful life of the assets.

                                                                     Estimated
                                                                    Useful Life
                                                                    -----------
Furniture and equipment under capital lease             $24,269     Seven years
Office equipment                                          2,229     Five years
Leasehold improvements                                    2,710     Three years
                                                        -------

                                                         29,208
Less: Accumulated depreciation and amortization             822
                                                        -------

                                                        $28,386

NOTE 4 - LEASES

Operating leases

The Company conducts its operations in an office located in Huntington Station, New York under a three year operating lease. The lease provides for the payment of monthly base rent of $2,444, 3% annual increases in base rent and a pro rata share of real estate taxes. The landlord has also granted certain rent concessions during the first year of the lease. The lease contains a two-year renewal option at an increase of 3% per year over the prior years rent. The Company has also entered into a thirty-six month lease for the use of computer equipment at a monthly rent of $186. The Company's CEO has personally guaranteed both lease obligations.

The following is a schedule of minimum lease payments for noncancelable operating leases as of June 30, 2005:

Year ending December 31,

2005                  $25,971
2006                   32,585
2007                   26,133
                      -------

Total                 $84,689
                      =======

Operating lease expense was $-0-, $6,509, $-0- and $7,976 for the years ended December 31, 2003 and 2004, and for the six-months ended June 30, 2004 and 2005, respectively.

Capital leases

The Company has entered into a capital lease for the use of office furniture and equipment. The cost of the leased assets is $24,269. Payments are $499 per month, including interest imputed at 8.5% per annum. Future minimum payments under the lease as of June 30, 2005 are as follows:

      Year ending December 31,
      ------------------------

            2005                              $ 5,508
            2006                                5,508
            2007                                5,508
            2008                                5,508
            2009                                3,672
                                              $25,704
Less: Amount representing interest              4,856
                                              -------

Present value of minimum lease payments       $20,848
                                              =======

The Company's CEO has personally guaranteed the lease obligation.

NOTE5 - INCOME TAXES

The provision for income taxes consists of the following:

                                                        Years ended December 31,
                                                        ------------------------
                                                          2003              2004
                                                          ----              ----

      Current:
          Federal                                         $ --              $ --
          State                                             --                --
                                                          ----              ----
                                                            --                --
                                                          ----              ----

      Deferred:
          Federal                                           --                --
          State                                             --                --
                                                          ----              ----
                                                            --                --
                                                          ----              ----

      Provision for income taxes                          $ --              $ --
                                                          ====              ====

The effective income tax rate differed from the U.S. federal statutory rate as follows:

                                                            Years ended December 31,
                                                            ------------------------
                                                              2003           2004
                                                              ----           ----
      Current:
          Federal income tax benefit at statutory rate      $(14,000)      $(73,000)
          State income taxes, net of federal benefit          (3,000)       (13,000)
          Increase in valuation allowance                     16,000         85,000
          Other                                                1,000          1,000
                                                            --------       --------

                                                            $     --       $     --
                                                            ========       ========

The difference between the U.S. federal tax rate and the Company's effective tax rate in 2004 and 2003 is due primarily to changes in the valuation allowance related to the net deferred tax asset, offset by certain nondeductible expenses.

The major sources of temporary differences and their deferred tax effect are as follows:

Deferred tax assets:
    Net operating losses                      $ 369,000
    Accrued expenses                              7,000
                                              ---------
                                                376,000
Less: Valuation allowance                      (376,000)
                                              ---------

Net deferred tax assets                       $      --
                                              =========

The benefits of net operating losses will not be recognized until management determines that realization is more likely than not to occur. Accordingly, management has established a valuation allowance to offset the tax benefits of net operating losses for all periods presented. At December 31, 2004, the Company had net operating loss carryforwards of approximately $368,280, expiring through 2024.

NOTE 6 - NOTE PAYABLE - STOCKHOLDER

The note payable from the Company's CEO/stockholder bears interest at 6% per annum and is due on demand. During 2004, the Company repaid $34,000 of the note, which was applied to principal. Through June 30, 2005 an additional $40,000 has been repaid and applied to principal. Interest charged on the note totaled $6,830 and $7,017 for the years ended December 31, 2003 and 2004, respectively, and $3,507 and $1,952 for the six months ended June 30, 2004 and 2005, respectively.

NOTE 7 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $.001 per share.

In March 2002, the Company issued 3,300,000 shares to three executives for services rendered at a value of $.004 per share, or $13,200.

In March 2002, the Company issued an additional 1,730,000 shares to other individuals and consultants for cash of $.001 per share plus services valued at $.003 per share, or $5,190.

In March 2002, the Company issued 1,000,000 three-year warrants to purchase shares of common stock for $1.25 per share to two individuals pursuant to a financial consulting agreement. The value of the warrants, based on the fair value of services, was $.004 per warrant, or $4,000. Compensation expense was amortized as services were rendered; expense recorded for this contract was fully amortized in 2003.

In June 2003, the Company issued 10,000 shares to an individual for services rendered at a value of $.004 per share.

In September 2004, the Company issued 55,000 shares to various consultants for services rendered at a value of $.15 per share, or $8,250.

During 2004, the Company sold 311,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement. Payments on two stock subscriptions outstanding at December 31, 2004 for $15,000 each were received in January 2005.

On December 17, 2004, the Company amended its Certificate of Incorporation to include an additional 5,000,000 shares of preferred stock, par value $.001 per share. The rights and preferences of the preferred stock will be designated by the Company's board of directors.

In January 2005, the Company sold 10,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement.

In February 2005, the Company sold 50,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement.

In April 2005, the Company sold 150,000 shares of its common stock to outside investors for $1.00 per share pursuant to a private placement.

In April 2005, the Company issued 47,500 shares to various consultants and employees for services rendered at a value of $.15 per share, or $7,125.

--------------------------------------------------------------------------------

                                 MEDIVISOR, INC.

                                8,116,000 Shares
                                  Common Stock

                                   PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2005, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ____________, 2005

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents. The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee      $ 1,163.17
Legal fees and expenses             $15,000.00
Accounting fees and expenses        $30,000.00
Miscellaneous (1)                   $15,000.00
                                    ----------
         Total (1)                  $61,163.17

----------
(1) Estimated.

Item 26. Recent Sales of Unregistered Securities.

Commencing in September 2004 and continuing to January 2005, the Company issued a total of 207,000 shares of common stock to the officers and others, including consultants, of the company, as follows. The shares were issued for services rendered and to be rendered to the company.

Issuances to Officers, Directors and Consultants

From our inception until the present, we have issued shares as follows:

                                                         Number of Shares          Percentage of
Identity of Stockholder or Group                         beneficially owned (1)    Shares Owned
-------------------------------------------------------------------------------------------------
Candido Luzzi CEO                                         3,000,000                         37.9%
Wayne H. Wertheim, MD      Executive VP, Director (3)       150,000                         *
Dana Wertheim (3)                                           100,000                         *
Prudence L. Ferrone        VP / Director                    150,000                         *
Vincent Butta                                                10,000                         *
Anthony Muratore (1)                                        500,000                         6.3%
Peter Muratore (1)                                          500,000                         6.3%
Motolla & Associates                                         20,000                         *
Alpha Advisors, LLC                                          25,000                         *

Private Placement Shares:

Commencing in March 2004, until the March 31, 2005, Medivisor, Inc., has been conducting an Offering pursuant to Regulation D, Rule 506 consisting of 521,000 shares at one dollar ($1.00) per share.

A chart of the shares issued pursuant to the above transaction follows:

                                       Number of Shares          Percentage of
Identity of Stockholder or Group     beneficially owned (1)      Shares Owned
--------------------------------------------------------------------------------
Marvin and Susan Grossman                   5,000
Jodee Voltaggio                            22,000
Salvatore Lou Iannelli                     20,000
Mitchel E. Kahn and
         Lisa A. Rittter-Kahn              50,000
Michael Suwalski and
         Gina Perfetto                     10,000
James A. Hymans                             5,000
Susan Spira                                 5,000
Diane Spira and Robert Soloff               5,000
Christopher McNamara                       50,000
Bill Lee                                   25,000
Darren Brugardt                            20,000
Margaret Arce                              10,000
John Merkent                                2,500
Mercury Investment Group                    2,500
Charles Smith                              20,000
John Ferretti                              14,000
Tom Vercusky                                5,000
Teresa Hanratty                            10,000
Palmese Gianluca                           30,000
Gilda Perfetto                             10,000
Lou Piccolo                               100,000
Pembroke Property Group                   100,000

      (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

      With respect to the private placements, Medivisor, Inc. relied upon
Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Medivisor, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

      Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.

Item 27. Exhibits and Financial Statement Schedules.

(a)   Exhibits:

      The following exhibits are filed as part of this registration statement:

         Exhibit           Description
         -------           -----------
         3.1 (1)           Certificate of Incorporation of Medivisor, Inc., and Amendment(s)
         3.2 (1)           By-laws of Medivisor, Inc.
         4.1 (2)           Form of Warrant
         5.1 (3)           Opinion of Michael S. Krome, Esq.
         10.1 (2)          Real Estate Lease between Whitman Plaza, LLC and the Company, dated September 15, 2004
         10.2 (2)          Statement of Work with Pfizer Oncology eDetailing Program
         10.3 (2)          Agreement entered into between Medivisor, Inc. and Blue Chip Financial Corp
         10.4 (2)          Agreement entered into between Medivisor, Inc. and Alex Conti
         10.5 (2)          Agreement entered into between Medivisor, Inc. and American Italian Cancer Foundation
         10.6 (2)          Consulting Agreement with Robert Rosenblatt, dated October 1, 2004
         10.7 (2)          Consulting Agreement with Mottola & Associates, Inc., Financial Advisor, dated October 1,
                           2004
         10.8 (2)          Consulting Agreement with Glenn Michael Financial, Inc., dated June 21, 2002, assigned to
                           Anthony Muratore and Peter Muratore
         10.9 (3)          Agreement between Medivisor, Inc, and IBB Associates, Inc.
         10.10 (3)         Agreement between Medivisor, Inc., and Pharmaceia, Inc., dated Augsut 8, 2002
         23.1 (3)          Consent of Demetrius & Company, L.L.C., Independent Auditor
         23.2 (3)          Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

----------

(1) Previously filed with the Registration Statement on Form SB-2 on Janaury18, 2005
(2)   Previously filed with the Registration Statement on Form SB-2 on May 10,
      2005
(3)   Filed herewith

Item 28. Undertakings.

(A) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of Huntington Station, State of New York, on October 11, 2005.

                                        MEDIVISOR, INC.

                                        By: /s/ Candido Luzzi
                                        ------------------------
                                        Chief Executive Officer, President and
                                        Director

                                        By: /s/ Vincent Butta
                                        ------------------------
                                        Principal Financial Officer,

POWER OF ATTORNEY

The undersigned directors and officers of Medivisor, Inc. hereby constitute and appoint Candido Luzzi and Vincent Butta each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date
--------------------------------------------------------------------------------

/s/ Candido Luzzi               Chief Executive Officer,        October 11, 2005
---------------------------     President and Chairman
Candido Luzzi

/s/ Vincent Butta               Principal Financial Officer     October 11, 2005
---------------------------
Vincent Butta

/s/ Wayne H. Wertheim, MD       Executive Vice President        October 11, 2005
---------------------------     and Director
Wayne H. Wertheim, MD

/s/ Prudence L. Ferrone         V.P. and Director               October 11, 2005
---------------------------
Prudence L. Ferrone